EXHIBIT 11


                                  U-SHIP, INC.
                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                     For the Year Ended June 30,
                                                     ---------------------------
                                                           1997         1998
                                                      -----------   -----------

Weighted average number of issued shares outstanding    4,172,862     4,977,469

Shares outstanding used to compute net loss per share   4,172,862     4,977,469
                                                      ===========   ===========

Net Loss                                              $(2,527,918)  $(1,901,130)
                                                      ===========   ===========

Net Loss Per Common Share, basic and diluted          $     (0.61)  $     (0.38)
                                                      ===========   ===========